EXHIBIT 21.1

SUBSIDIARIES OF

AXTIVE CORPORATION

Name	State of Incorporation
UDT Consulting, Inc.	Texas
Media Resolutions, Incorporated	Texas
Virtually There, Inc.	Texas
The Visionary Group, Inc.	Texas
Visual Edge Systems, Inc.	Texas
ThinkSpark Corporation	Delaware